Filed Pursuant to Rule 424(b)(3)

Registration Number 333-140712

GENELABS TECHNOLOGIES, INC.

Prospectus Supplement

Dated July 31, 2007

This prospectus supplement amends the information in the "Selling Shareholders" section of our prospectus dated February 14, 2007 ("Prospectus"), relating to the resale of 7,558,112 shares of our common stock, including 1,744,170 shares of our common stock issuable upon the exercise of warrants.

The purpose of this prospectus supplement is to modify the "Selling Shareholders" section to reflect the transfer of warrants to purchase shares of our common stock by The Aries Master Fund II, Aries Domestic Fund I, LP and Aries Domestic Fund II, LP, each of which is listed as a selling shareholder, to certain of their affiliates, and, in turn, the sale of warrants to purchase shares of our common stock by one of those affiliates to another purchaser, and the addition of the transferee and the purchaser as selling shareholders.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the "Selling Shareholders" section of the Prospectus is not affected by this prospectus supplement.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol "GNLB."

Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 2 of the Prospectus before investing in our securities.

Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

The references to The Aries Master Fund II, Aries Domestic Fund I, LP and Aries Domestic Fund II, LP (the "Aries Funds") in the "Selling Shareholders" table in the section entitled "Selling Shareholders" of the Prospectus is hereby amended to reflect the transfer by the Aries Funds of their respective holdings of warrants to purchase shares of our common stock to their respective affiliates--Valesco Healthcare Master Fund, L.P. and Otago Partners, LLC--and, in turn, the sale by Valesco Healthcare Master Fund, L.P. to OTA LLC of its respective holdings of warrants to purchase shares of our common stock.

The following table sets forth, as of July 24, 2007, (i) the names of each of the entities who received warrants as a result of the transfers (including an entity previously identified in the Prospectus as a selling shareholder), (ii) the number of shares of common stock beneficially owned by such entities immediately following the transfer and (iii) the percentage of shares of common stock beneficially owned by Valesco Healthcare Master Fund, L.P. and OTA LLC based on 30,184,036 shares of our common stock actually outstanding as of July 30, 2007.

The information in the supplement to the "Selling Shareholders" table set forth below is based solely on information provided to us by the Aries Funds as of June 1, 2007 and by Valesco Healthcare Master Fund, L.P. as of July 24, 2007.

Except for the entries for the Aries Funds, Otago Partners, LLC and OTA LLC in the "Selling Stockholders" table, the "Selling Stockholders" table and the "Selling Shareholders" section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING SHAREHOLDERS

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering
Security Holder	Number	Percent	Number of Shares Being Offered(2)	Number	Percent
Otago Partners, LLC (Paramount) (3) (4)	32,702	*	32,702	0	*
OTA LLC (5)	10,900	*	10,900	0	*

__________________

* Represents less than 1%

(1)        Each of the warrants contains a provision that does not permit the selling shareholder to exercise the warrant if, by exercise, the selling shareholder would beneficially own, together with all other shares held by the selling shareholder, in excess of 4.99% of our common stock. As a result, any shares that may not be acquired by the selling shareholder pursuant to this term of the warrant are not reflected as beneficially owned by the selling shareholder. The selling shareholders may waive this provision upon 61 days prior notice to us.

(2)        Includes of shares of common stock issuable upon exercise of a warrant. For the purposes hereof, we assume the issuance of all common shares and warrant shares.

(3)        The selling shareholder has identified itself as an affiliate of a registered broker-dealer. The selling shareholder has represented to us that it acquired the warrant in the ordinary course of its business and for its own account for investment only and with no present intention of distributing the warrant or the shares underlying the warrant in violation of the Securities Act or entering into any arrangement or understanding with any other person regarding the distribution of the warrant or the shares underlying the warrant in violation of the Securities Act.

(4)        The Registrant has been advised that Valesco Healthcare GP, LLC is the general partner to Valesco Halthcare Master Fund, L.P. I. Keith Maher is the portfolio manager of Valesco Healthcare GP, LLC and as such, has authority to vote and dispose of the securities held by Valesco Healthcare Master Fund, L.P. Lindsay A. Rosenwald, M.D. is the managing member of Otago Partners, LLC. Dr. Rosenwald is also the managing member of Valesco Healthcare GP, LLC. Additionally, Dr. Rosenwald is the sole shareholder and Chairman of the Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC.

(5)        The selling shareholder has identified itself as a registered broker-dealer. The selling shareholder has represented to us that it purchased the shares for its own account for investment and not with a view to, or for sale in connection with, any distribution, resale or public offering of such securities or any part thereof in violation of the Securities Act.